Exhibit 10.1

Context Therapeutics 2001 Market St, Suite 3915, Unit#15 Philadelphia, PA 19103

April 30, 2025

Dr. Karen Smith
[***]

Dear Dr. Smith:

On behalf of Context Therapeutics Inc. (the “Company”), I am very pleased to offer you the position of Interim Chief Medical Officer, reporting to the Chief Executive Officer. The initial terms of employment are as follows:

■Base Pay: You will be paid an annual base pay of $388,350.00 (the “Annual Base Salary”), less applicable withholdings and payable in accordance with our standard payroll practices for salaried employees.

■Signing Bonus: You will be paid a one-time sign-on bonus of $970 within thirty (30) days of the start of your employment.

■Benefits: You shall be eligible to participate in our 401(k) savings plan, subject to the applicable plan terms. You acknowledge that participation in our benefit programs may require payroll deductions and/or direct contributions by you.

■Paid Time-Off: You shall be eligible for Company paid holidays and unlimited paid time off, subject to the current Context Paid Time Off Policy.

■Part-Time: You are to be a part-time employee, anticipated to work approximately sixteen (16) hours per week.

■Start Date: Your start date will be May 1, 2025.

■Office Location: Your primary place of employment will be remote, expected that you will primarily be located at your primary place of residence.

The nature of your employment with us is and will be “at will,” as defined by applicable law, meaning that either we or you may terminate your employment at any time, with or without notice and with or without cause, for any reason or for no reason, without further obligation or liability. The Company reserves the right to change, end or alter the terms of your employment and/or the terms of any plans at any time without prior notice.

This offer letter and the enclosed Employee Confidentiality and Inventions Assignment Agreement sets forth the full and complete agreement between you and us regarding your employment, and supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter contained herein and in the enclosed Employee Confidentiality and Inventions Assignment Agreement.

Please formally accept this offer by signing and returning an executed offer letter and enclosed Employee Confidentiality and Inventions Assignment Agreement to [***], either by mail or a pdf format attached to electronic mail.

As a condition of your employment, you agree to the following:
•Execution of this offer letter
•Execution of the enclosed Employee Confidentiality and Inventions Assignment Agreement
•Provide proof of your identity and legal right to work in the United States, pursuant to the Immigration Reform and Control Act

We are very excited to have you as a part of our team. We have many exciting challenges ahead and we are confident you can make a significant contribution to our future growth.

Sincerely yours,

/s/ Martin Lehr
Martin Lehr
Chief Executive Officer

Acknowledged and agreed:

/s/ Karen Smith                            4/30/25
Karen Smith    Date